Exhibit 99.1

Astrotech Corporation
401 Congress, Suite 1650
Austin, Texas
512.485.9530
fax: 512.485.9531
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH SUBSIDIARY WINS $4.0 MILLION CONTRACT

Austin, Texas, September 7, 2011 – Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced that its Astrotech Space Operations subsidiary (“ASO”) has been awarded a $4.0 million contract for payload processing services in support of the U.S. government.

“We look forward to contributing to the success of this U.S. government mission with our payload processing services,” said Don M. White Jr., Senior Vice President and General Manager of Astrotech Space Operations. “Astrotech’s specialized, state of the art facilities made us an ideal fit for this mission and we are excited to offer the U.S. government a full complement of processing and facility services.”

From Titusville, Florida and Vandenberg Air Force Base, California, Astrotech Space Operations provides all support necessary for government and commercial customers to successfully process their satellite hardware for launch. Our service offering includes advance planning; use of our unique facilities; and spacecraft checkout, encapsulation, fueling, and transport. Additionally, ASO has extensive experience in designing, building, and operating spacecraft processing equipment and facilities. In its 29 year history, ASO has supported the processing of more than 290 spacecraft without impacting a customer’s launch schedule.

About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough Miniature Chemical Detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to expand ASO, the availability of capital for reinvestment in growth initiatives, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

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FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9520
shaywood@astrotechcorp.com